Exhibit 99.1

PLX Confidential
PLX Confidential
Cash Buyback of Options
PLX has not initiated the offer to purchase referred to below. PLX may still decide to not implement the offer to purchase or to delay its implementation. If the offer to purchase is commenced, PLX will file a Tender Offer Statement on
Schedule TO with the Securities and Exchange Commission (“SEC”).
Persons who may be eligible to participate in the offer to purchase should read the Tender Offer Statement and other related materials when they become available because they will contain important information about the offer to purchase. PLX’s option holders will be able to obtain these written materials and other documents filed by PLX with the SEC free of charge from the SEC’s website at www.sec.gov.  In addition, PLX’s option holders may obtain free copies of these documents filed by PLX with the SEC by directing a written request to:  PLX Technology, Inc., 870 W. Maude Avenue, Sunnyvale,
California 94085, Attention: Arthur Whipple.

PLX Confidential
PLX Confidential
Why is PLX doing a Cash Buyback?
Ш Most employee options are significantly “under water”
 and have no value to employees
Ш Provide an alternative that would give employees some
 value for their high priced options (especially under the
 current market conditions)
Ш PLX will benefit from a reduction in future stock
 compensation expense and fewer potential shares
 outstanding

PLX Confidential
PLX Confidential
Legal
Ш The information that we are about to discuss is
 preliminary
Ш There is a FAQ document that is available that may
 answer your initial questions
Ш The actual offer will be in the form of a “tender offer”
 that PLX will file with the SEC
Ш That document may supersede any of the information
 you are getting today
Ш We are planning to file the tender offer with the SEC in
 the next few weeks

PLX Confidential
PLX Confidential
Cash Buyback Plan Highlights
Ш All PLX employees, executives and board members will
 be eligible to participate
Ш All options priced at $5.00 or greater (81% of options
 outstanding) will be eligible
Ш Buyback price will be based upon the Black-Scholes
 “fair value” model
Ш About 3.5 million shares will be available for repurchase
Ш If 75% of the eligible options are returned and the PLX
 share price is $2.50 the Company will pay $1 million for
 the tendered options

PLX Confidential
PLX Confidential
Buy Back Example
Ш Option Price: $7.00
Ш PLX Stock Price: $2.35
Ш # of Options: 2,000
Ш Price Offered Per Share: $.44
Ш Total cash for all options: $880

PLX Confidential
PLX Confidential
Timing
Ш FAQ is complete
Ш Employee communication starting today
Ш Tender offer filed before the end of March
Ш Buyback prices will be established based upon the PLX
 stock price on a date before the offer commences
Ш Participants have twenty business days from the
 effective date of the tender to make their choices
Ш Could be complete and payments made by the 5/15/09
 pay period